Filed Pursuant to Rule 424(b)(3)
File No. 333-119265

AMENDED AND RESTATED 2003 DISTRIBUTION REINVESTMENT AND STOCK PURCHASE PLAN
CORPORATE PROPERTY ASSOCIATES 16 — GLOBAL INCORPORATED

Prospectus Supplement No. 1 Dated February 20, 2009
To Prospectus Dated April 11, 2007

This prospectus supplement (the “Prospectus Supplement”) is part of, and should be read in conjunction with, the prospectus of the Amended and Restated 2003 Distribution Reinvestment and Stock Purchase Plan of Corporate Property Associates 16 — Global Incorporated, dated April 11, 2007 (as amended or supplemented, the “Prospectus”). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Corporate Property Associates 16 — Global Incorporated upon request.

SUITABILITY STANDARDS FOR IOWA INVESTORS

The suitability standards for investors residing in Iowa have been revised and are now the following:

Iowa: Investors must have either (i) a gross annual income of at least $70,000 and a net worth (excluding the value of a purchaser’s home, furnishings and automobiles) of at least $100,000; or (ii) a net worth of at least $350,000 (excluding the value of a purchaser’s home, furnishings and automobiles). In addition, the maximum investment in CPA:16-Global, its affiliated programs and any other similar programs cannot exceed 10% of an Iowa resident’s net worth.

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